Exhibit 99.1

NEWS RELEASE
CONTACTS:	César M. García,
Chairman and Chief Executive Officer
IRIS International, Inc.
818-709-1244 x 7123
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848
FOR IMMEDIATE RELEASE:
IRIS Appoints Amin I. Khalifa as Corporate Vice President and Chief Financial Officer
In Thirty Year Career, Served as CFO and Senior Financial Executive for Multi-Billion Dollar Public Companies
CHATSWORTH, Calif., October 12, 2010 — IRIS International, Inc. (NASDAQ GM: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, and a provider of high value personalized diagnostics testing services through its CLIA certified molecular diagnostics laboratory, today announced that it has appointed Amin I. Khalifa as Corporate Vice President of Finance effective immediately, and as the Company’s Chief Financial Officer to be effective on the day immediately following the filing by the Company of its Form 10-Q for the third quarter of 2010. Mr. Khalifa has approximately 30 years of senior finance and corporate management experience, having served as CFO of such companies as Apria Healthcare, Beckman Coulter, and Leap Wireless. Reporting directly to César M. García, Chairman, President and Chief Executive Officer of IRIS, Mr. Khalifa will oversee the Company’s finance, accounting, investor relations and information technology functions. He replaces Martin S. McDermut who served as Acting Chief Financial Officer since May 2010.
“Mr. Khalifa brings to his new position a record of great accomplishment at major international companies, and considerably strengthens the finance function at IRIS while adding to the senior management team at a time when IRIS is continuing to grow its profitable core business while also expanding into new markets. His experience in a large in-vitro manufacturing company with a business model similar to ours makes him a valuable asset to IRIS. We look forward to his contributions and leadership as a key member of our senior executive team. I also want to express our sincere gratitude to Marty McDermut for his excellent service over the last four months and for remaining as acting CFO until the filing of the third quarter financial results,” said Mr. García.
“The opportunity to join IRIS, whose world-leading urinalysis franchise is being augmented by a product pipeline with significant market potential, allows me to again participate in a major corporate growth program,” said Mr. Khalifa. I am excited to be joining such a strong management team and assisting IRIS in its expansion into personalized medicine.”
Mr. Khalifa, who since 2007 was a management consultant advising venture capital clients and operating companies on acquisitions, strategy and financial matters, was previously Executive Vice President and Chief Financial Officer of Leap Wireless (NASDAQ: LEAP). Prior to Leap, from 2003-2006, he was Executive Vice President and Chief Financial Officer of Apria Healthcare (NYSE: AHG), the largest US home healthcare company with revenues of $1.5 billion. Before that, from 1999-2003, he was Vice President and Chief Financial Officer of Beckman Coulter, Inc., (NYSE: BEC), a $2 billion life science and diagnostics company. Prior to 1999, Mr. Khalifa held several CFO and/or senior executive positions at the Agricultural Division of Monsanto Co. (NYSE: MON), the health insurance division of Aetna, Inc. (NYSE: AET), Aetna Health Plans, and served for 15 years in various corporate and international capacities with PepsiCo, Inc. (NYSE: PEP).
Mr. Khalifa is currently a member of the Board of Directors of PetSmart, Inc. (NASDAQ: PETM) and Chemaphor, Inc. (CDNX: CFR.V). He earned a Masters of Business Administration in Finance and a Bachelor of Science in Industrial Engineering and Economics from Lehigh University.
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About IRIS International
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,800 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
SAFE HARBOR PROVISION
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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